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                                                                    EXHIBIT 14.1


                          ATLANTIC AMERICAN CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

         This Code of Business Conduct and Ethics describes the basic principles of conduct that we share as officers and employees of Atlantic American Corporation and its subsidiaries (collectively, the "Company"). This Code also applies to our directors and should be provided to and followed by our agents and representatives. Violation of this Code may result in disciplinary action, varying from reprimand to dismissal.

         This Code is intended to provide a broad overview of basic ethical principles that guide our conduct. In some circumstances, we maintain more specific policies on the topics referred to in this Code. Should you have any questions regarding these policies, please review your Employee Handbook or contact the Company's Human Resources department.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         We strive to conduct our business in conformity with the highest ethical standards and in compliance with all laws, rules, and regulations of the places where we do business. If a law, rule, or regulation is unclear, or conflicts with a provision of this Code, you should seek advice from your immediate supervisor or from the Human Resources department but always seek to act in accordance with the ethical standards described in this Code.

CONFLICTS OF INTEREST

         We conduct our business affairs in the best interest of our Company and should therefore avoid situations where our private interests interfere in any way with our Company's interests. We need to be especially sensitive to situations that have even the appearance of impropriety and promptly report them to a supervisor or, if appropriate, a more senior manager. If you believe that a transaction, relationship or other circumstance creates or may create a conflict of interest, you should promptly report this concern. A "conflict of interest" can occur when an officer's, employee's or director's personal interest interferes in any way with - or may appear to interfere with - the interests of the Company as a whole. Personal interests may include commercial, industrial, banking, consulting, legal, accounting, charitable or financial relationships, among others. Conflicts of interest may also arise when an officer, employee or director, or a member of his or her immediate family, receives personal benefits outside of the compensation or reimbursement programs approved by the Board.

         It is our policy that circumstances that pose a conflict of interest for our employees are prohibited unless a waiver is obtained through Human Resources. Any waiver of this conflict of interest policy for a director or executive officer may only be made by our Board of Directors (the "Board") and any such waiver will be promptly disclosed to the public.

RECORD-KEEPING

         We require honest and accurate recording and reporting of information in order to make responsible business decisions. We document and record our business expenses accurately. Questionable expenses should be discussed with the appropriate personnel in our accounting department.

         All of our books, records, accounts, and financial statements are maintained in reasonable detail, appropriately reflect our transactions, and conform both to applicable legal requirements and to our system of internal controls.

         We avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies in our business records and communications.

PUBLIC REPORTING

         We are a public company and as a result file reports and other documents with the Securities and Exchange Commission (the "SEC") and the securities markets on which our securities trade. In addition, we issue press releases and make other public statements that include financial and other information about our business, financial condition and results of operations. We endeavor to make full, fair, accurate, timely and understandable disclosure in reports and documents we file with, or submit to, the SEC and in our press releases and public communications.

         We require cooperation and open communication with our internal and outside auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate, or mislead any internal or external auditor engaged in the performance of an audit of our financial statements.

         The laws and regulations applicable to filings made with the SEC, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management, numerous other employees



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participate in the preparation of these reports or provide information included in these reports. We maintain disclosure controls and procedures to ensure that the information included in the reports that we file or submit to the SEC is collected and communicated to senior management in order to permit timely disclosure of the required information.

         If you are requested to provide, review or certify information in connection with our disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate and timely manner. Moreover, even in the absence of a specific request, you should report to the appropriate Company officer or employee any information that you believe should be considered for disclosure in our reports to the SEC.

         If you have questions or are uncertain as to how our disclosure controls and procedures may apply in a specific circumstance, promptly contact your supervisor or a more senior manager. You are encouraged to ask questions and seek advice. Additional information regarding how to report your questions or concerns is included below in this Code under the heading "Reporting Illegal or Unethical Behavior."

INSIDER TRADING

         We do not trade in Company stock on the basis of material, non-public information concerning the Company, nor do we "tip" others who may trade in Company securities. For more detailed information on the Company's policies and guidelines relating to the possession and use of material, non-public information concerning the Company and trading in Company securities, please see the Atlantic American Corporation Employee Handbook.

CORPORATE OPPORTUNITIES

         We do not personally take opportunities that are discovered through the use of Company property, information or position without the prior consent of our Board. Our directors, officers, and employees are also prohibited from competing with the Company.

COMPETITION AND FAIR DEALING

         We strive to conduct our business in conformity with the spirit and letter of the law and under the highest ethical standards. We do not engage in unethical or illegal business practices such as stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing disclosure of this type of information by past or present employees of other companies.

BUSINESS ENTERTAINMENT AND GIFTS

         We recognize that business entertainment and gifts are meant to create good will and sound working relationships, not to gain unfair advantage with customers or suppliers. Neither we nor our family members offer, give, or accept any gift or entertainment unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff, and (e) does not violate any laws or regulations. Any questionable gift or invitation should be discussed with a supervisor, or, if appropriate, a more senior manager.

DISCRIMINATION AND HARASSMENT

         The diversity of our employees is a tremendous asset. We provide equal opportunity in all aspects of employment and will not tolerate discrimination or harassment of any kind. Derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances and similar behavior are prohibited.

HEALTH AND SAFETY

         We strive to provide a safe and healthful work environment. We ensure a safe and healthy work environment by following safety and health rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices, or conditions to a supervisor or more senior manager.

         We do not permit violence or threatening behavior in our workplaces. We report to work in condition to perform our duties at our best, free from the influence of illegal drugs or alcohol. We do not tolerate the use of illegal drugs in the workplace.

CONFIDENTIALITY

         We protect confidential information. Confidential information includes proprietary information such as our trade secrets, trademarks, copyrights, business and marketing plans, sales forecasts, customer and client data, databases, records, salary information, and unpublished financial data and reports, as well as any non-public information that might be of use to competitors or harmful to us or our customers if disclosed. It also includes information that suppliers and customers have entrusted to us on a confidential basis. Our personal obligation not to disclose confidential information continues even after employment ends.

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PROTECTION AND PROPER USE OF COMPANY ASSETS

         Theft, carelessness, and waste of Company assets have a direct impact on our profitability and should be avoided. Any suspected incident of fraud or theft should be immediately reported to a supervisor or, if appropriate, a more senior manager for investigation. We carefully safeguard our confidential information. Unauthorized use or distribution of confidential information is prohibited and could also be illegal, resulting in civil or even criminal penalties.

PAYMENTS TO GOVERNMENT PERSONNEL

         In compliance with the United States Foreign Corrupt Practices Act we do not give anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. We do not promise, offer, or deliver to any foreign or domestic government employee or official any gift, favor, or other gratuity that would be illegal.

WAIVERS

         Only our Board may waive a provision of this Code for our executive officers or directors, and any waiver should be appropriately disclosed to the public. Waivers of this Code for any other employee may be made only through Human Resources and then only under special circumstances.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

         In order to encourage good faith reports of illegal or unethical behavior (including violations of this Code), we keep all reports confidential and do not allow retaliation for reports of misconduct by others. It is also our duty to cooperate in internal investigations of alleged misconduct.

         We must all work to ensure prompt and consistent action against unethical or illegal behavior. Oftentimes a violation of this Code will be easy to recognize and should be promptly reported to a supervisor or, if appropriate, a more senior manager. However, in some situations it is difficult to know right from wrong. Since none of us can anticipate every situation that will arise, it is important that we have a way to approach a new or sensitive question or concern. Here are some questions that can be asked:

1. WHAT DO I NEED TO KNOW? In order to reach the right solutions, we must be as fully informed as possible.

2. WHAT SPECIFICALLY AM I BEING ASKED TO DO? DOES IT SEEM UNETHICAL OR IMPROPER? This will focus the inquiry on the specific action in question, and the available alternatives. Use judgment and common sense; if something seems unethical or improper, it probably is.

3. WHAT IS MY RESPONSIBILITY? In most situations, there is shared responsibility. Should colleagues be informed? It may help to get others involved and discuss the issue.

4. HAVE I DISCUSSED THE ISSUE WITH A SUPERVISOR? This is the basic guidance for all situations. In many cases, a supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is the supervisor's responsibility to help solve problems.

5. SHOULD I SEEK HELP FROM COMPANY MANAGEMENT? In the case which it may not be appropriate to discuss an issue with a supervisor, or where you would not be comfortable approaching a supervisor with your question, discuss it with the Human Resources manager. If for some reason you do not believe that your concerns have been appropriately addressed, you should seek advice from a company President or other senior officer. Alternatively, you may make confidential, anonymous submissions of concerns regarding alleged violations of this Code, including concerns with respect to questionable accounting or auditing matters, through procedures established and published by the Company from time to time.

CONCLUSION

         The Company's good name and reputation depend, to a very large extent, upon you taking personal responsibility for maintaining and adhering to the policies and guidelines set forth in this Code. Your business conduct on behalf of the Company must be guided by the policies and guidelines set forth in this Code.

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         This Code will be included on the Company's website and will be made available upon request sent to the Company's Secretary. The Company's annual report to stockholders will state that this Code is available on the Company's website and will be made available without charge and upon request sent to the Company's Secretary.